Exhibit 1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

April 25, 2017

among

ADVANCEPIERRE FOODS HOLDINGS, INC.

TYSON FOODS, INC.

and

DVB MERGER SUB, INC.

TABLE OF CONTENTS

i

Section 12.11. Entire Agreement	65
Section 12.12. Severability	66
Section 12.13. Specific Performance	66

Annex I – Offer Conditions

Exhibit A – Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 25, 2017, by and among AdvancePierre Foods Holdings, Inc., a Delaware corporation (the “Company”), Tyson Foods, Inc., a Delaware corporation (“Parent”), and DVB Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.01 par value, of the Company (collectively, the “Shares”) at a price of $40.25 per Share (the “Offer Price”), net to the seller in cash, without interest;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the principal stockholders of the Company are entering into a tender and support agreement with Parent and Merger Sub pursuant to which such stockholders have agreed, among other things, to tender all of the Shares beneficially owned by such stockholder and such stockholders’ Affiliates (as defined herein) (totaling, in the aggregate, approximately 42% of the outstanding Shares) to Merger Sub in the Offer; and

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company pursuant to Section 251(h) of Delaware Law, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 15% or more of the consolidated assets of the Company, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, mediation, complaint, claim (including any crossclaim or counterclaim), enforcement action or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the End Date; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or Merger Sub (provided that this clause (vi) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any Action arising out of, resulting from or related to the transactions contemplated herein (other than an Action alleging any breach of any fiduciary duty) or any demand, action, claim or proceeding for appraisal of any Shares pursuant to Delaware Law in connection herewith, or (viii) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between the Company and Parent, dated as of April 23, 2017.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any binding contract, lease, license, indenture, note, bond, loan, mortgage, agreement, deed of trust, concession, franchise, Permit, license, sale or purchase order or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has or may have any direct or indirect liability.

“Environmental Laws” means any Applicable Laws or any agreement with any Person, relating to the environment, health and safety (as it relates to hazardous substances) or to hazardous substances.

“Environmental Permits” means all Permits required under Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Financing” means any issuances of equity or convertible securities or bonds or incurrences of indebtedness for borrowed money by Parent and/or any of its Subsidiaries from time to time, in each case, for the purpose of financing the transactions contemplated under this Agreement.

“Financing Sources” means the Persons that have committed or may commit to provide or arrange, or otherwise entered into Contracts with Parent and/or any of its Subsidiaries to provide or arrange, any Financing, including the parties (other than Parent and its Subsidiaries) to the definitive documentation relating to any Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States or any other jurisdiction including rights in all of the following: (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) copyrightable writings and other works, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) computer software (including source code and object code).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Key Employee” means a Company Employee (i) whose annual base compensation equals or exceeds $200,000, (ii) who has the title of Senior Vice President or above or (iii) who is an Officer.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, license (other than non-exclusive licenses in the ordinary course of business consistent with past practice), pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset; provided, however, that no Lien shall be deemed to be created by this Agreement. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Officer” means an individual who is an “officer” of the Company (as defined under Rule 16a-1(f) under the 1934 Act).

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (a) Liens imposed by Applicable Laws such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other statutory liens securing obligations which are not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (b) Liens that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets or otherwise materially impair present business operations; (c) Liens for Taxes, assessments and other governmental charges not yet due or delinquent, or the validity of which is being contested in good faith by appropriate actions and that are adequately reserved for in the applicable financial statements of the Company in accordance with GAAP; (d) applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (e) the terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (f) with respect to real property, easements or claims of easements, boundary line disputes, overlaps, encroachments, supplemental Taxes and assessments, rights of parties in possession and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (g) existing utility, access and other easements and rights of way of record; (h) licenses to Intellectual Property granted in the ordinary course of business; (i) Liens specifically reflected in the financial statements of the Company; and (j) Liens imposed under any secured indebtedness identified in the financial statements of the Company; (k) Liens identified in Section 5.14 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Release” means any release, emission, leak, discharge, dumping, injection, pumping, deposit, spill, disposal, arranging for disposal, transport, or arranging for transport.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any other Person of which (A) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (B) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such Person.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Receivable Agreement” means that certain Income Tax Receivable Agreement, dated as of July 20, 2016, by and between the Company and OCM FIE, LLC.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes (and any amendment (and any amendments thereof), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and other confidential know-how and confidential information and rights in any jurisdiction, including confidential recipes, formulae, methods, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ABL Facility	7.05
Acceptance Time	2.01(e)
Adverse Recommendation Change	7.03(a)
Agreement	Preamble

Antitrust Division	9.01(b)
Board of Directors	5.02(b)
Burdensome Condition	9.01(a)
Certificates	3.03(a)
Closing	3.01(b)
Company	Preamble
Company 401(k) Plan	8.03(e)
Company Board Recommendation	5.02(b)
Company Disclosure Documents	5.09(a)
Company Financial Advisors	5.23
Company Restricted Shares	3.05(b)
Company RSUs	3.05(b)
Company SEC Documents	5.07(a)
Company Securities	5.05(b)
Company Stock Awards	3.05(b)
Company Stock Options	3.05(a)
Company Subsidiary Securities	5.06(b)
Compensation Arrangement	5.17(j)
Compensation Arrangement Approvals	5.17(j)
Consideration Fund	3.03(a)
Credit Facilities	7.05
D&O Insurance	8.02(c)
Effective Time	3.01(c)
e-mail	12.01
End Date	11.01(b)
ESPP	3.06
Expiration Date	2.01(c)
FDA	5.21(a)
Final Offering Period	3.06
Financial Advisors	5.02(b)
Food Authorities	5.21(a)
FTC	5.21(a)
Indemnified Person	8.02(a)
Indenture	7.05
Intervening Event	7.03(b)
IRS	5.17(c)
Lease	5.14(b)
Material Contract	5.20(a)
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Sub	Preamble
Minimum Condition	Annex I
Notes	7.05
Offer	Recitals

Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Recitals
Parent	Preamble
Parent 401(k) Plan	8.03(f)
Paying Agent	3.03(a)
Preferred Shares	5.05(a)
Products	5.21(a)
Prorated 2017 Bonus Payment	8.03(d)
Related Party	12.06(c)
Representatives	7.03(a)
Sanctions	5.12(b)
Schedule 14D-9	2.01(f)
Schedule TO	2.01(f)
Severance Plans	8.03(b)
Shares	Recitals
Specified Actions	9.01(a)
Stockholder List Date	2.02(a)
Superior Proposal	7.03
Surviving Corporation	3.01
Term Loan Agreement	7.05
Termination Fee	12.04(b)
Uncertificated Shares	3.03(a)
USDA	5.21(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract or agreement are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule or otherwise be filed as part of the Company SEC documents. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Article 2
The Offer

Section 2.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the “Offer Conditions”), as promptly as practicable after the date hereof, but in no event later than 10 Business Days following the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer shall be subject to the Offer Conditions. The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date”.

(b)  Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not:

(i)  waive or change the Minimum Condition;

(ii)  decrease the Offer Price;

(iii)  change the form of consideration to be paid in the Offer;

(iv)  decrease the number of Shares sought in the Offer;

(v)  extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(vi)  otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in any manner that broadens such conditions or is otherwise adverse to the holders of the Shares.

(c)  The Offer shall expire at 11:59 p.m. (New York City time) on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer

Commencement Date (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d)  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the New York Stock Exchange or Applicable Law and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions have not been satisfied or waived, then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to 10 Business Days (the length of such period not to exceed 10 Business Days to be determined by Merger Sub in its sole discretion, subject to Applicable Law); provided, however, that notwithstanding the foregoing clauses (i) and (ii), in no event shall Merger Sub be required to extend the Offer beyond the End Date; and provided further, that in no event shall Merger Sub be permitted to extend the Offer beyond the End Date without the prior written consent of the Company. In the event this Agreement is terminated pursuant to Section 11.01, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.

(e)  Upon the terms and subject to the conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).

(f)  On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (and any other appropriate ancillary documents) (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the appropriate Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws. The Company will furnish to Parent and Merger Sub the information relating to the Company required by the 1934 Act to be set forth in the Offer Documents. Parent will furnish to the Company the information relating to Parent or Merger Sub required by the 1934 Act to be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”). Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the

Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the appropriate Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws or the rules or regulations of the New York Stock Exchange, in each case as soon as reasonably practicable. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review and comment on such comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and, subject to Section 7.03(b), the inclusion in the Offer Documents of the Company Board Recommendation, as it may be amended, modified or withdrawn in accordance with this Agreement. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of Shares, in each case true and correct as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and of all persons becoming record holders subsequent to such date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of Applicable Law, and except as may be reasonably necessary or appropriate to disseminate the Offer Documents and any other documents reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such lists, labels, listings and files, and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with its terms, shall deliver to the Company or destroy all copies of such information then in their possession or control, in each case in accordance with the Confidentiality Agreement.

(b)  Promptly following the filing of the Offering Documents on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws or any other Applicable Law, the Schedule 14D-9 that, subject to Section 7.03(b), shall include the Company

Board Recommendation, and shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of Delaware Law. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d) of Delaware Law at the time the Company first files the Schedule 14D-9 with the SEC. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws or the rules and regulations of the New York Stock Exchange, in each case as soon as reasonably practicable. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and, unless the Company makes an Adverse Recommendation Change in accordance with Section 7.03(b), the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. Unless the Company makes an Adverse Recommendation Change in accordance with Section 7.03(b), the Company shall provide Parent, Merger Sub and their counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review and comment on such comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(e)  The Company shall register (and shall cause its transfer agent to register) the transfer of Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Article 3
The Merger

Section 3.01. The Merger. (a) As soon as practicable following the Acceptance Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of Delaware Law and shall be effected as soon as practicable following the consummation of the Offer without a vote on the adoption of this Agreement by the stockholders of the Company.

(b)  Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two

Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)  At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time:

(a)  Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 3.03.

(b)  Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) immediately prior to the Effective Time and each Share owned by Parent or Merger Sub as of the commencement of the Offer, shall be canceled, and no payment shall be made with respect thereto.

(c)  Each Share owned by any wholly-owned Subsidiary of either the Company or Parent (other than Merger Sub) at the commencement of the Offer, if any, shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(c)).

Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a United States bank and trust company reasonably acceptable to the Company as agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). The Company and Parent shall enter into a Paying Agent agreement with the Paying Agent which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent. Promptly after the Effective Time on the Closing Date, Parent shall make available to the Paying Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, in the aggregate, in an amount sufficient to pay the Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash, the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment of any dividends or distributions declared, but not paid, by the Company prior to the Acceptance Time in respect of the Shares in accordance with this Agreement. In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 3.03(g)), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments. Promptly after the Effective Time (and in any event within two Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange, the form and substance of such letter of transmittal and instructions shall be reasonably agreed to by Parent and the Company and prepared prior to the Closing.

(b)  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by such Certificate or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(d)  The cash in the Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

(e)  After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f)  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time, to the extent permitted by Applicable Law, shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become to the extent permitted by Applicable Law the property of Parent or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g)  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger

Consideration, but shall be entitled only to such rights as are granted by Section 262 of Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Shares shall be treated as if they had been converted pursuant to Section 3.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 3.03. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and to the extent permitted by Applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 3.05. Company Stock Awards. (a) At or immediately prior to the Effective Time, each option (or portion thereof) to acquire Shares granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Stock Options”) shall be canceled and converted into the right to receive, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Company Stock Option by (ii) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time.

(b)  At or immediately prior to the Effective Time, each restricted Share unit granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall be canceled and converted into the right to receive, at or promptly after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU.

(c)  At or immediately prior to the Effective Time, each restricted Share granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares” and, together with Company Stock Options and Company RSUs, “Company Stock Awards”) shall be converted into the right to receive, at or promptly after the Effective Time, solely an amount in cash equal to the Merger Consideration.

(d)  Prior to the Effective Time, the Company shall take all actions necessary or appropriate to effectuate the treatment of Company Stock Awards as contemplated in this Section 3.05 (including obtaining any required consents from holders of Company Stock Awards).

Section 3.06. Employee Stock Purchase Plan. The Company shall take all actions necessary to terminate any Company employee stock purchase plan (each, an “ESPP”) and all outstanding rights thereunder as of immediately prior to the Effective Time, contingent upon the occurrence of the Closing; provided that from and after the date hereof, the Company shall (a)

take all actions necessary to ensure that (i) no new participants are permitted to participate in the ESPPs and that participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) except for the offering or purchase period under the ESPPs that is in effect on the date hereof (the “Final Offering Period”), no offering or purchase period shall be authorized, continued or commenced following the date hereof and (b) provide notice to participants describing the treatment of the ESPPs pursuant to this Section 3.06. If the Effective Time occurs during the Final Offering Period, the Final Offering Period shall terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything to the contrary herein, (A) all amounts allocated to each participant’s account under the ESPPs at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the ESPPs for such offering period, which Shares shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.02(a), and (B) as promptly as practicable following the purchase of Shares in accordance with the foregoing clause (A), return to each participant the funds, if any, that remain in such participant’s account after such purchase.

Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into or exchangeable or exercisable for Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 3.07 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If the Paying Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Article 4
The Surviving Corporation

Section 4.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 5
Representations and Warranties of the Company

Subject to Section 12.05, and except as disclosed in any Company SEC Document filed and publicly available before the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section, any disclosure in any “forward-looking statements” section and any other statements that are similarly cautionary, predictive or forward-looking in nature) or as set forth in the applicable section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation, bylaws and stockholders agreement of the Company filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. No vote of the holders of any class or series of capital stock of the Company are necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Offer and the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law (iii) resolved that this Agreement and the Merger shall be governed by Section 251(h) of Delaware Law and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (iv) resolved, subject to Section 7.03(b), to recommend that the stockholders of the Company tender their Shares into the Offer (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, Permit from or filing by or with respect to the Company with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and (to the extent applicable) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment to, or consent under or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification or cancellation of any right under, or acceleration of any obligation of the Company or any of its Subsidiaries, or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Permit binding on the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists solely of (i) 500,000,000 Shares and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of April 21, 2017, there were outstanding 78,664,929 Shares (of which 481,926 Shares represent unvested Company Restricted Shares), no Preferred Shares, 17,862,730 Shares reserved under the Employee Plans, of which there were outstanding 644,823 Shares subject to issuance upon exercise of outstanding Company Stock Options (which have a weighted-average exercise price of $25.70 and 185,567 of which are currently exercisable) and 818,888 Shares subject to issuance upon settlement of Company RSUs, and no rights to purchase any Shares pursuant to the ESPPs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Award, including the holder, type of award, date of grant, exercise price, vesting schedule (including whether vesting accelerates on specified “change in control” transactions) and number of Shares subject thereto. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Stock Award has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Employee Plan and applicable award agreements. The exercise price of each Company Stock Option is no less than the fair market value of a Share on the date of grant of such Company Stock Option.

(b)  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 5.05(a) and for changes since April 21, 2017 resulting from the exercise of Company Stock Options outstanding on such date in accordance with the terms thereof on such date, the issuance of Shares pursuant to the vesting of Company RSUs outstanding on such date in accordance with the terms thereof on such date and the purchase of Shares pursuant to the ESPPs in accordance with its terms as in effect on the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities.

(e)  None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “Significant Subsidiaries” as defined in the Company SEC Documents and their respective jurisdictions of organization are identified in the Company 10-K.

(b)  All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights, and, subject to Permitted Liens of a kind described in clause (c) or (j) of the definition thereof, is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is, or at any time since April 11, 2016 has been, required to file any reports, schedules, forms, statements or other documents with the SEC. None of the Company or any Subsidiary of the Company was at any time prior to April 11, 2016, required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.

(b)  As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the New York Stock Exchange, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)  The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)  Since April 11, 2016, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Prior to the date hereof, the Company has disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls, in each case that has come to the Knowledge of the Company based on its most recent evaluation of internal controls prior to the date hereof.

(g)  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company is in compliance in all material respects with the Sarbanes-Oxley Act.

(h)  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i)  Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are complete and correct as of their respective dates.

(j)  Section 5.07(j) of the Company Disclosure Schedule describes all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2015.

(k)  There are no Contracts between the Company or any Company Subsidiary, on the one hand, and any other Person (other than the Company and the Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be expressly indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and at the time of such filing, at the time of any distribution or dissemination thereof , will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws, Permits and Court Orders. (a) The Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has all Permits necessary or advisable to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) there has occurred no violation by the Company or any of its Subsidiaries of, default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

(b)  Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees and any agents (in connection with their activities on behalf of the Company or any of its Subsidiaries), are, and for the past five years have been, in compliance with (i) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws, (ii) all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and (iii) all applicable export controls laws.

(c)  None of the Company or any of its Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any Affiliate, agent, employee or representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Section 5.13. Litigation. There is no Action pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens other than Permitted Liens. Section 5.14(a)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company or any of its Subsidiaries (including the address or other description of the location of such real property and a description of the present use of each such real property).

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. Section 5.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of the address of each material parcel of real property subject to a Lease to which the Company or any of its Subsidiaries is a party and the identity of the lessor and lessee.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the plants, buildings, structures, equipment and tangible personal property owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have, no material defects and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted). To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of any pending or threatened condemnation Action with respect to any of the real property it owns, leases, licenses or otherwise occupies. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the real property referred to in Section 5.14(a) or Section 5.14(b) other than the Company or any Subsidiary of the Company.

Section 5.15. Intellectual Property. Section 5.15 of the Company Disclosure Schedule sets forth a complete and correct list (in all material respects) as of the date hereof of all registrations and applications for registration of any trademarks, patents, copyrights and domain names owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries solely and exclusively owns, or has a valid and enforceable license or other right to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) all registered Intellectual Property owned or purported to be owned by the Company and its Subsidiaries is valid and enforceable; (iii) to the Knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated, diluted, tarnished or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (v) as of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any Action with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any Person; (vi) the Company and its Subsidiaries have taken commercially reasonable actions to maintain, enforce and protect all Intellectual Property owned by them and none of the Intellectual Property owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or in part; (vii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (viii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby); (ix) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology; (x) the Company and its Subsidiaries have since January 1, 2015 complied with (a) all Applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company and its Subsidiaries and (b) all published rules, policies and procedures established by the Company or any of its Subsidiaries with respect to the foregoing; and (xi) as of the date hereof, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries (and, to the Knowledge of the Company, no such claims are likely to be asserted or threatened against the Company or any of its Subsidiaries) by any Person alleging a violation of such Person's privacy, personal or confidentiality rights under any Applicable Laws, policies or procedures.

Section 5.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.

(b)  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable or has established in accordance with GAAP an adequate reserve in its financial statements for all Taxes.

(c)  There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d)  No deficiency of Taxes in respect of the Company or any of its Subsidiaries has been asserted as a result of any audit or examination by any Taxing Authority that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not been otherwise resolved or paid in full.

(e)  No extension or waiver of the statute of limitations with respect to the time to assess Taxes of the Company or any of its Subsidiaries has been granted that remains in effect.

(f)  Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)  Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any consolidated, combined or unitary Tax Return other than a group the common parent of which is the Company or any of its Subsidiaries or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor.

(h)  During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i)  Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any Tax Sharing Agreement (other than the Tax Receivable Agreement, commercial agreements the primary subject matter of which is not Taxes, and agreements solely by and among of the Company and its Subsidiaries).

(j)  Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition entered into prior to Closing, (iv) prepaid amount received prior to Closing or (v) election under Section 108(i) of the Code.

(k)  Section 5.16(k) of the Company Disclosure Schedule contains a complete and correct list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files any material Tax Returns and no unresolved claim has been made in the last two years prior to the date hereof by a Taxing Authority in a jurisdiction in which the Company or the applicable Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes by that jurisdiction.

(l)  There is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under any of Sections 382 or 383 of the Code, the United States Treasury Regulations promulgated thereunder or any comparable provisions of state, local or foreign law (other than any such limitation arising as a result of the transactions contemplated by this Agreement).

Section 5.17. Employee Benefit Plans. (a) Section 5.17(a) of the Company Disclosure Schedule contains a true and complete list of each material Employee Plan. All Employee Plans cover Service Providers located within the United States.

(b)  Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any multiemployer plan.

(c)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from, or has pending or has time remaining in which to file an application for such determination from, the Internal Revenue Service (the “IRS”), and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Employee Plan has been maintained, funded and administered in compliance with its terms and with all Applicable Law, including ERISA and the Code; and (ii) no Action (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the IRS and the Department of Labor.

(e)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered. Neither the Company nor any of its ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(f)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date. All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.

(g)  Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-retirement health, medical, hospitalization, disability, life or other retiree welfare benefits (whether insured or self-insured) to any current or former Service Provider, other than coverage which may be mandated under Applicable Law, including COBRA.

(h)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or as provided in Section 8.03(d), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that would not be deductible under Section 162(m) or 280G of the Code.

(i)  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(j)  Each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) has been approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to above, the “Compensation Arrangement Approvals”).

Section 5.18. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there is no, and there has not been in the past three years any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee.

(b)  There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been in the past three years, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(c)  The Company and its Subsidiaries are, and have been since January 1, 2015, in compliance with all Applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) WARN, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or, to the Knowledge of the Company, any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries under any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there has been no Release of any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors; and (iv) to the Knowledge of the Company, there are no liabilities or obligations of the Company, any of its Subsidiaries or their respective predecessors of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise relating to any Environmental Law or any Hazardous Substance.

(b)  The representations and warranties in this Section 5.19 exclude food safety matters and matters regulated by the Food Authorities.

Section 5.20. Material Contracts. (a) Neither the Company nor any of its Subsidiaries is party to or bound by any:

(i)  Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)  Contracts relating to any partnership, strategic alliance or joint venture that is material to the Company and its Subsidiaries, taken as a whole;

(iii)  Contracts pursuant to which the Company or any Subsidiary of the Company (A) has any material continuing “earn-out” or other material contingent payment obligations or (B) has any material indemnification obligations that, in either case, were not entered into in the ordinary course of business;

(iv)  Contracts that (i) limit in any material respect the ability of the Company or any of its Subsidiaries to compete with or to provide services in any line of business or with any Person or in any geographic area or market segment or (ii) provide any standstill, “most favored nation” provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof, which, in the case of clauses (i) and (ii), is material to the Company and its Subsidiaries taken as a whole;

(v)  Contracts that are material Collective Bargaining Agreements;

(vi)  Contracts with (A) any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any Company Subsidiary or (B) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any of the foregoing, including any shareholders agreement, investors’ rights agreement, registration rights agreement, tax receivables agreement (other than the Tax Receivable Agreement) or similar or related Contracts;

(vii)  Contracts that (A) are a material indenture, loan or credit Contract, loan note, mortgage Contract, letter of credit or other Contract representing, or any guarantee of, indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $5,000,000, (B) is a guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money or similar obligation of any Person other than the Company or a wholly-owned Subsidiary of the Company or (C) that become due and payable as a result of the transactions contemplated hereby; or

(viii)  Contracts pursuant to which the Company or any of its Subsidiaries (i) obtain the right to use, or a covenant not to be sued under, any Intellectual Property (other than non-exclusive licenses for commercially available off-the-shelf software that is generally available for an annual cost of less than $100,000) or (ii) grants the right to use, or a covenant not to be sued under, Intellectual Property, in the case of each of clauses (i) and (ii), that is material to the Company and its Subsidiaries, taken as a whole.

(b)  The Company has made available to Parent prior to the date hereof a complete and correct copy of each Contract listed or required to be listed in Section 5.20(a) of the Company Disclosure Schedule (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid, binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and since January 1, 2015, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 5.21. FDA/USDA/FTC Product Matters. Without limiting the generality of Section 5.12:

(a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, the Company, the Subsidiaries of the Company and all products manufactured or marketed by the Company or any of its Subsidiaries (the “Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, the Nutrition Labeling and Education Act, the Food Safety Modernization Act and all other applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the Poultry Products Inspection Act, the Federal Meat Inspection Act and all other applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and any applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any Permits granted to the Company or any Subsidiary of the Company by any Food Authority. The foregoing includes any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b)  None of (i) the Company, any Subsidiary of the Company, any Product or the facilities in which the Products are manufactured, processed, packaged or held or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2015 has been subject to, (x) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (y) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except in all cases for those to which the Company or a Subsidiary of the Company responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, none of the Company, a Subsidiary of the Company, or to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. To the Knowledge of the Company, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Products or (y) a termination or suspension of the marketing of such Products, except for any such matters as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.22. Finders’ Fees. Other than to the Company Financial Advisors in accordance with the terms of the engagement letters provided to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries is obligated to pay any fee or commission to any financial advisor, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date hereof a complete and accurate copy of all agreements pursuant to which any Company Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

Section 5.23. Opinion of Financial Advisors. The Board of Directors has received separate opinions of Credit Suisse Securities (USA) LLC and Moelis & Company LLC (collectively, the “Company Financial Advisors”), to the effect that, as of the date of each such opinion and based on and subject to the various assumptions, qualifications and limitations set forth therein, the cash consideration to be received in the Offer and the Merger (taken together as an integrated transaction) pursuant to this Agreement by holders of Shares (other than Oaktree Capital Management, L.P., Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. The Company shall deliver a true and complete written copy of each Company Financial Advisor’s written opinion to Parent solely for informational purposes after receipt thereof by the Company.

Section 5.24. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, the execution, delivery and performance of this Agreement and the Tender and Support Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement and the Tender and Support Agreement or any of the transactions contemplated hereby and thereby. There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. The Company has not opted out of Section 251(h) of Delaware Law in the certificate of incorporation of the Company or taken any other action to limit or preclude the use by the Company of Section 251(h) of Delaware Law.

Section 5.25. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement , each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf.

Article 6
Representations and Warranties of Parent and merger sub

Subject to Section 12.05, and except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent and filed and publicly available before the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section, any disclosure in any “forward-looking statements” section and any other statements that are similarly cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date hereof complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Sub as currently in effect. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated herby or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the approval and adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, following the execution of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or Permit from or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State (to the extent applicable) and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any payment to, or consent under or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification or cancellation of any right under, or acceleration of any obligation of Parent or any of its Subsidiaries, or any provision of any Contract or Permit affecting binding on

Parent or any of its Subsidiaries or by which they or any their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The Schedule TO and any amendments or supplements thereto, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto and at the time of such distribution or dissemination, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Sub by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. Except for Morgan Stanley & Co. LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07. Financing. Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer.

Section 6.08. No Ownership. None of Parent, Merger Sub or any of their respective controlled Affiliated entities beneficially owns (as such term is used in Rule 13d-3 promulgated under the 1934 Act) any Shares or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company, except as contemplated by this Agreement or by any tender and support agreement (or similar Contract) entered into with any stockholder of the Company concurrently herewith or after the date hereof.

Section 6.09. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement or in any tender and support agreement entered into with any stockholder of the Company concurrently herewith or after the date hereof, the Company acknowledges that neither Parent, Merger Sub nor any Person acting their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of the Parent Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on its behalf.

Article 7
Covenants of the Company

The Company agrees that:

Section 7.01. Conduct of the Company. During the period from the date hereof until the Effective Time, ((w) except as expressly contemplated by this Agreement, (x) with the prior written consent of Parent, (y) as may be required by Applicable Law or (z) as set forth in the applicable subsection of Section 7.01 of the Company Disclosure Schedule) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary Permits, (iii) keep available the services of its directors, Officers and Key Employees on commercially reasonable terms (provided that neither the Company nor any Subsidiary shall be obligated to pay any director, officer or Key Employee compensation beyond compensation paid in the ordinary course of business to retain such individual) and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as required by Applicable Law, as expressly permitted by this Agreement or as set forth in the applicable subsection of Section 7.01 of the Company Disclosure Schedule, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent in each instance (other than with respect to clauses (a), (b), (c) or (l) below, such consent not to be unreasonably withheld, conditioned or delayed):

(a)  amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities; provided that, in each case solely to the extent in compliance with the Credit Facilities, Indenture and the other Contractual obligations of the Company and its Subsidiaries, the Company may continue to declare and pay regular quarterly cash dividends to the holders of Shares, Company Restricted Shares and Company RSUs (in accordance with their terms in effect as of the date hereof) in an amount not in excess of $0.16 per Share per fiscal quarter, in each case (1) with a record date not more than three Business Days prior to May 18, 2017 and (2) otherwise in accordance with the Company’s past practice;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the ESPPs, in each case, that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options or purchase rights on the date of this Agreement, (B) any Shares upon the vesting of any Company RSUs or Company Restricted Shares, in each case, that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)  incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures or any obligations or liabilities in respect thereof not to exceed $5,000,000 individually or $30,000,000 in the aggregate;

(e)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, a business or line of business with a value or purchase price in excess of $1,000,000, individually, or $5,000,000 in the aggregate;

(f)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)  sell, lease, license or otherwise transfer, or dispose of or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (other than Intellectual Property) that is material to the Company and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business consistent with past practice or an obsolete or worthless asset, (ii) pursuant to Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company;

(h)  sell, assign, license, sublicense, transfer, convey, abandon, incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain, enforce or protect any material Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries (except for non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(i)  make any loans, advances or capital contributions to, or investments in, any other Person, other than in a wholly owned Company Subsidiary, investments in short term marketable securities and cash equivalents, and advances to employees in respect of travel or other related business expenses in each case in the ordinary course of business consistent with past practice;

(j)  create, incur, assume, suffer to exist or otherwise become liable with respect to any, or repay any (other than as required by its terms) existing, indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $5,000,000;

(k)  renew, enter into, amend or modify in any material respect or terminate any Material Contract, or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms), or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(l)  except as required by the terms of any Employee Plan as in effect on the date hereof or Applicable Law, (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus (except as provided in Section 8.03(d)), severance, retention, change in control, termination pay, welfare or other benefits (other than new-hire offer letters or reasonable, market-based increases in base compensation for Company Employees who are not Key Employees, in each case, in the ordinary course of business consistent with past practice), (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider or (C) enter into or amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement, (ii) establish, adopt, enter into or materially amend any Employee Plan or Collective Bargaining Agreement, (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (iv) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit, to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code, (v) hire any employees who would be Key Employees (except for hires to fill a vacancy in the ordinary course of business consistent with past practice) or (vi) terminate the employment of any Key Employee other than for cause;

(m)  change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, or with respect to permitted early adoption of required GAAP as disclosed in the Company 10-K, as agreed to by its independent public accountants;

(n)  settle, or offer or propose to settle, (i) any Action involving or against the Company or any of its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate or that imposes any equitable or injunctive remedies or the admission of any criminal wrongdoing or (ii) any Action that relates to the transactions contemplated hereby;

(o)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement in respect of a material amount of Taxes, settle any Tax claim, audit or assessment in each case relating to a material amount of Taxes, surrender any right to claim a material Tax refund or offset or other reduction in a material Tax liability, or amend or modify in any material respect the Tax Receivable Agreement;

(p)  withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(q)  agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law, upon reasonable notice during normal business hours the Company shall (i) give Parent, its counsel, lenders, underwriters, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries (except that such access shall not include access for purposes of conducting soil, groundwater, building or other intrusive testing without the Company’s prior written consent), (ii) furnish to Parent, its counsel, lenders, underwriters, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, lenders, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, that neither the Company nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would, in each case upon the advice of legal counsel, jeopardize the attorney-client privilege of the Company or its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding the foregoing, prior to the Effective Time, in the case of any information that in the reasonable, good faith judgment of the Company is competitively sensitive, such information shall be provided to Parent pursuant to a “clean-room” arrangement agreed between the parties that is intended to permit the sharing of such information in compliance with Applicable Laws. Until the Effective Time, the information provided pursuant to this Section 7.02 shall be kept confidential by the recipient thereof in accordance with the Confidentiality Agreement.

Section 7.03. No Solicitation; Other Offers. (a) General Prohibitions. From and after the date hereof until the earlier to occur of the Acceptance Time or the date of termination of this

Agreement in accordance with Article 11, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or other representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) (A) qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify the Company Board Recommendation, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act; (D) other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal or any material modification thereto is first made public, fail to issue a press release reaffirming the Company Board Recommendation within ten Business Days after a request by Parent to do so (provided the Company shall not be required to issue more than one such press release in response to any Acquisition Proposal or any material modification thereto) or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)  Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i)  the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions including, as a part thereof, making any counterproposal) with any Third Party and its Representatives that has made after the date of this Agreement a written Acquisition Proposal that did not result from a material breach of Section 7.03 and that the Board of Directors reasonably believes, after consultation with outside legal counsel and its independent financial advisor, is or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party, its Representatives and its potential sources of financing non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party and/or such other Persons with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party and/or such other Persons); and

(ii)  subject to compliance with Section 7.03(e), the Board of Directors may make an Adverse Recommendation Change (A) in connection with a Superior Proposal or (B) in response to material events, changes or developments in circumstances that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and becomes known to the Board of Directors after the date hereof and prior to the Acceptance Time (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event (A) changes in the financial or securities markets or general economic or political conditions in the United States, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (D) the Company and its Subsidiaries meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period or (E) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal.

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(c)  In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or (ii) making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties under Delaware Law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless (x) the Board of Directors expressly reaffirms the Company Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the 1934 Act; provided, further, that this Section 7.03(c) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 7.03(e).

(d)  Required Notices. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal (or for the purpose of facilitating the submission of an Acquisition Proposal) or request for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made an Acquisition Proposal or that has made such request for the purpose of facilitating the submission of an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such Acquisition Proposal and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent by or provided to the Company or any of its Subsidiaries or any of their respective Representatives that describes the material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(d).

(e)  “Last Look”. Further, the Board of Directors shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.01(d)(i), unless (i) the Company notifies Parent in writing, at least five Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination, attaching (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d)(i), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and (iii) following the end of such notice period, the Board of Directors shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d)(i), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 7.03(e)) and (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such recommendation change, and in either case, the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(f)  Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any written Acquisition Proposal (substituting the term “50%” for the term “15%” in each instance where such term appears therein) that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any revisions proposed by Parent and not withdrawn to amend the terms of this Agreement pursuant to Section 7.03(e)), which the Board of Directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by a reputable financing source or reasonably determined to be available by the Board of Directors.

(g)  Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources and shall promptly request that each such Third Party, if any, shall promptly return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). If received by the Company, the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.

Section 7.04. Compensation Arrangements. Prior to the Effective Time, the Company will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.05. Treatment of Credit Facilities and Notes.

(a) From the date hereof through the Effective Time, at Parent’s written request, the Company shall use its commercially reasonable efforts to cooperate with, and provide all reasonable assistance to, Parent in connection with any steps Parent determines are necessary or desirable in order for Parent to retire, repay, defease, repurchase or redeem, effective at or after the Acceptance Time, some or all amounts outstanding under that certain (i) Term Loan Credit Agreement, dated as of June 2, 2016 (as amended, the “Term Loan Agreement”), among the Company, certain Subsidiaries of the Company, Morgan Stanley Senior Funding, Inc. as administrative agent and security agent, and the lenders party thereto, (ii) the Second Amended and Restated Credit Agreement dated as of October 10, 2012 (as amended, the “ABL Facility”) by the Company, certain Subsidiaries of the Company, Wells Fargo Capital Finance, LLC, as administrative agent, and the lenders party thereto (the Term Loan Agreement together with the ABL Facility, the “Credit Facilities”) and/or (iii) that certain Indenture dated as of December 7, 2016 (the “Indenture”), by and among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee, related to the Company’s 5.50% Senior Notes due 2024

(the “Notes”), which cooperation and assistance shall include arranging for (x) the optional redemption, defeasance or other repurchase by Parent (on behalf of the Company) or any of Parent’s Subsidiaries of, or a tender offer by Parent (on behalf of the Company) or any of Parent’s Subsidiaries for, some or all of the Notes issued pursuant to the Indenture (and in connection therewith, obtaining the release of all guarantees with respect thereto), provided that (i) any documentation relating to any such redemption, defeasance, repurchase or tender offer (including any amendments or supplements thereto) and all material requested to be published or mailed to the holders of the Notes shall be subject to the prior review of, and comment by the Company and reasonably acceptable to the Company, (ii) the consummation of any such redemption, defeasance, repurchase or tender offer shall be contingent upon the occurrence of the Acceptance Time unless otherwise agreed by the Company, (iii) the Company shall not be required to cause its counsel to deliver any legal opinions in connection with any such redemption, defeasance, repurchase or tender offer for the Notes or the execution by the trustee under the Indenture of any supplemental indenture or other instrument, (iv) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing (it being understood that this clause (iv) shall not apply to one or more customary officers’ certificates delivered to the trustee as required under the Indenture as a condition to giving a redemption or repurchase notice), (v) the Company and its Subsidiaries shall not be required to pay any commitment or other fee, incur or reimburse any costs or expenses, or make any payment in connection with any such redemption, defeasance, repurchase or tender offer prior to the Closing (except to the extent that Parent promptly reimburses the Company or such Subsidiary therefor), and (vi) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any such redemption, defeasance, repurchase or tender offer prior to the Closing for which the Company or such Subsidiary is not otherwise indemnified pursuant to this Agreement, and (y) the repayment or prepayment by Parent or any of Parent’s Subsidiaries of any amounts outstanding under the Credit Facilities on or after the Acceptance Time (and in connection therewith, obtaining the termination of all commitments under and the release of all guarantees and liens with respect thereto), provided that (i) any documentation relating to any such repayment or prepayment (including any amendments or supplements thereto) shall be subject to the prior review and comment by, the Company and reasonably acceptable to the Company, (ii) the consummation of any such repayment or prepayment shall be contingent upon the occurrence of the Acceptance Time unless otherwise agreed by the Company, (iii) the Company shall not be required to cause its counsel to deliver any legal opinions in connection with any such repayment or prepayment of the Credit Facilities, (iv) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing, (v) the Company and its Subsidiaries shall not be required to pay any commitment or other fee, incur or reimburse any costs or expenses, or make any payment in connection with any such repayment or prepayment prior to the Closing (except to the extent that Parent promptly reimburses the Company or such Subsidiary therefor), and (vi) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any such repayment or prepayment offer prior to the Closing for which the Company or such Subsidiary is not otherwise indemnified pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to timely make all notices, and timely take all such other actions, required to be made by it pursuant to the Credit Facilities and the Indenture in connection with the foregoing provisions of this Section 7.05.

(b)  Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries, as applicable, in connection with the cooperation of the Company and its Subsidiaries, as applicable, at Parent’s request, contemplated by this Section 7.05 or Section 7.06. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing of the Parent, the cooperation of the Company and its Subsidiaries contemplated by this Section 7.05 or Section 7.06 and any information used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.

(c) Notwithstanding anything to the contrary contained in this Section 7.05 or in Section 7.06, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing of the Parent or the cooperation of the Company and its Subsidiaries contemplated by this Section 7.05 prior to the Closing (other than costs subject to reimbursement pursuant to this Section 7.05), (iv) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Subsidiaries or any laws, (vi) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries, (viii) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period, or (ix) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing.

Section 7.06. Financing Cooperation. Without limiting the generality of Section 7.02 or Section 7.05, and to assist the Parent in its financing efforts, the Company agrees to reasonably cooperate with the arrangement of the Financing, including by (a) preparing and providing to Parent and its Financing Sources, as promptly as reasonably practicable after Parent’s written request therefor, all customary and reasonably available financial and other information with respect to the Company and each of its Subsidiaries and the transactions contemplated hereby and by the Financing, including, to the extent as would be required by Rule 3-05 and Article 11 of Regulation S-X to be filed on a Form 8-K by Parent, regardless of the timing of such filing, (i) audited consolidated annual financial statements of the Company and (ii) unaudited interim consolidated financial statements of the Company (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), (b) providing as promptly as reasonably practicable after Parent’s written request therefor any information reasonably necessary to assist Parent with the preparation of customary pro forma financial statements that meet the requirements of Regulation S-X and all other applicable accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement on Form S-3 under the 1933 Act or reasonably and customarily required by the Financing Sources to be included in any offering documents for the Financing and (c) using commercially reasonable efforts to cause the Company’s independent accountants to cooperate with the Financing Sources in a manner consistent with their customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) (it being understood that the comfort letters delivered in connection with the Company’s public offerings shall be deemed to be customary for purposes of this Section 7.06) and customary consents to the inclusion of audit reports in connection with the Financing if historical financial statements or other financial information of the Company are included in any offering documents for the Financing.

Section 7.07. Tax Receivable Agreement – Early Termination Payment.  No later than 15 days prior to a delivery of the Early Termination Schedule required to be delivered to the Existing Stockholders Representative (each as defined in the Tax Receivable Agreement) under Section 4.01(d) of the Tax Receivable Agreement in connection with the transactions described in this Agreement the Company shall deliver to Parent a draft of the Early Termination Schedule; provided, however, that Parent shall have the right to review and provide comments upon such Early Termination Schedule and the Company shall consider any comments made by Parent in good faith.

Section 7.08. Interim Communications by the Company. Prior to making any communications generally disseminated to the employees, customers, lenders, suppliers or other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, the Company shall provide Parent with notice of the intended communication, Parent shall have the right to review such communication and provide comments which the Company shall consider in good faith to provide a mutually agreeable communication. Notwithstanding the foregoing, it shall not be deemed a breach of this Section for the Company to disseminate information to such persons if such information was previously approved by Parent for dissemination to a similarly situated set of recipients.

Section 7.09. Employee Plans; Census Information; Key Employee Resignations. (a) No later than 15 Business Days following the date hereof, with respect to each material Employee Plan, the Company shall provide to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the IRS; (iv) the most annual returns/reports (Form 5500) and accompanying schedules and attachments thereto; (v) the most recently prepared actuarial reports and financial statements; (vi) all documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor or any other Governmental Authority; and (vii) all current employee handbooks, manuals and policies.

(b)  No later than 15 Business Days following the date hereof, the Company shall provide Parent a true and complete list that sets forth, with respect to each current Service Provider, such individual’s name, employer, title, hire date, location, base salary or wage or commission rate, most recent annual bonus received and current annual bonus or incentive opportunity (including performance goals and target and maximum amounts), status as employee or independent contractor, whether part-time or full-time and whether such individual is in active employment or on leave, and if on leave, the nature of such leave and the date of expected return. The Company shall promptly notify Parent if, prior to the Closing, to the Knowledge of the Company, any Key Employee actually resigns or retires.

Article 8
Covenants of Parent

Parent agrees that:

Section 8.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)  For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)  For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)  Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to, and in no event shall the Company be permitted to, without Parent’s prior written consent, expend for the policies pursuant to this section an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 8.02(c) of the Company Disclosure Schedule; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e)  The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Section 8.03. Employee Matters. (a) For the period commencing on the date of the Effective Time through the first anniversary thereof (or such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employees by the Company or its Subsidiaries as of immediately prior to the Acceptance Time. For the period commencing on the date of the Effective Time through the last day of the calendar year in which the Effective Time occurs (or such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with target cash incentive opportunities and employee benefits (other than any equity or equity-based and change in control or transaction-based compensation or benefits or severance pay or benefits) that are substantially comparable in the aggregate to the target cash incentive opportunities and employee benefits (other than any equity or equity-based and change in control or transaction-based compensation or benefits or severance pay or benefits) provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Acceptance Time.

(b)  For the period commencing on the Effective Time and ending on the first anniversary thereof, Parent or the Surviving Corporation, as applicable, shall provide or cause to be provided, to each Continuing Employee severance benefits that are no less favorable than the severance pay and benefits for which such Continuing Employee was eligible immediately prior to the Acceptance Time pursuant to the terms of the severance plans or policies set forth in Section 8.03(b) of the Company Disclosure Schedule (the “Severance Plans”); provided, that, notwithstanding the terms of any Severance Plan, no Continuing Employee shall be eligible to receive any payment pursuant to this Section 8.03(b) as a result of a change in his or her reporting relationship on or following the Acceptance Time; provided further, however that any Continuing Employee (A) who is required by Parent, the Surviving Corporation or any of their respective Subsidiaries to relocate to a work location that is more than 50 miles from such Continuing Employee’s work location in effect immediately prior to the Acceptance Time or (B) who (x) is an hourly employee and (y) is assigned by Parent, the Surviving Corporation or any of their respective Subsidiaries to a work status representing a reduction of more than 30% in such Continuing Employee’s weekly work schedule in effect as of immediately prior to the Acceptance Time, shall (in the absence of circumstances giving rise to a just cause termination by his or her employer) be entitled to resign, with such resignation treated for all purposes as a termination without cause or otherwise as a termination entitling such Continuing Employee to receive severance payments and benefits pursuant to this Section 8.03(b).

(c)  Following the Effective Time, Parent shall provide (or cause to be provided) to each Continuing Employee full credit for prior service with the Company and its Subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Subsidiaries for which the Continuing Employee is eligible to participate following the Effective Time (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance) to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous Employee Plan prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the calendar year in which the Effective Time occurs under the relevant welfare benefit plans in which such Continuing Employee is eligible to participate from and after the Effective Time to the same extent as such Continuing Employee was entitled, prior the Effective Time, to credit of such co-payments or deductibles under any analogous Employee Plan.

(d)  The Company may, in its discretion, pay each current Service Provider an amount in cash equal to his or her annual cash bonus under the annual incentive compensation plan or program in which such current Service Provider participates as of the Acceptance Time in respect of the Company’s 2017 fiscal year, which such bonus shall be (i) based on actual performance through the Acceptance Time and (ii) prorated for the portion of the 2017 fiscal year that has elapsed prior to the date of the Acceptance Time (rounded up to the first day of the month following the month in which the Acceptance Time occurs) (the “Prorated 2017 Bonus Payment”).

(e)  Unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause each Employee Plan set forth in Section 8.03(e)(i) of the Company Disclosure Schedule to terminate effective as of no later than immediately prior to the Effective Time, which plans shall nevertheless be considered to be effective immediately prior to the Effective Time for purposes of Section 8.03(a). In addition, except as set forth on Section 8.03(e)(ii) of the Company Disclosure Schedule, prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable Parent or the Surviving Corporation, as the case may be, to effect such actions relating to the Company’s 401(k) Plans (each, a “Company 401(k) Plan”) as Parent may deem necessary or appropriate, including terminating such plan prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 8.03(e) shall be subject to Parent’s prior review and approval. The Company shall promptly provide all information about the Continuing Employees’ participation in the Employee Plans (including regarding elections) that Parent reasonably requests to permit Parent to meet its obligations pursuant to this Section 8.03.

(f)  In connection with any termination of any Company 401(k) Plan pursuant to Section 8.03(e) or otherwise, Parent shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any Company 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (the “Parent 401(k) Plan”). Parent shall take all actions necessary to cause the Parent 401(k) Plan to accept rollovers by Continuing Employees from any Company 401(k) Plan, including, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans, after the Effective Time.

(g)  Without limiting the generality of Section 12.06, nothing in this Section 8.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

Article 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement will (and “commercially reasonable efforts” will in no event) require, or be construed to require, Parent or Merger Sub to (i) commence or defend any Action by or against any Governmental Authority in connection with the transactions contemplated hereby or (ii) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or enter into any settlement, undertaking, consent decree, stipulation or agreement requiring any such action, or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company or any of their respective Affiliates or Subsidiaries other than those set forth in Section 9.01(a) of the Company Disclosure Schedule (the “Specified Actions”) (any of the actions described in this proviso, other than those with respect to the Specified Actions, a “Burdensome Condition”). Neither the Company nor any of its Subsidiaries shall take or agree to take any of the actions described in the definition of “Burdensome Condition” without the prior written consent of Parent which, without limiting Parent’s obligations under this Section 9.01(a), may be granted or withheld in Parent’s sole discretion.

(b)  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information and documentation material that may be requested pursuant to the HSR Act or any State Attorney General or other Governmental Authority in connection with antitrust matters. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the Offer and the other transactions contemplated hereby. With respect to the Specified Actions and the businesses, assets and properties referred to in clauses 1-3 of the definition thereof, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder. Each party hereto shall (1) keep the other apprised of the status of matters relating to the completion of the transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required approvals; (2) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any of the foregoing; (3) promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity, (4) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Offer and the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (5) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement.

Section 9.02. Certain Filings. The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company and Parent shall use their respective commercially reasonable efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Company Disclosure Documents or the Offer Documents, and seek to timely obtain such actions, consents, approvals or waivers from parties under such material Contracts, but neither party shall be required to expend money or modify, amend or otherwise alter the term or provision of any such Contracts to obtain any such actions, consents, approvals or waivers.

Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, however, that the foregoing restrictions shall not apply to releases or public statements (i) by the Company in connection with an Acquisition Proposal, but subject to the Company’s and its Representatives’ compliance with Section 7.03, or Parent in response thereto, or (ii) by Parent if an Acquisition Proposal shall have been publicly announced. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05. Merger Without Meeting of Stockholders. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with Section 251(h) of Delaware Law as soon as practicable following the Acceptance Time.

Section 9.06. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of: (a) any written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 9.01, which shall be governed by such Section); (c) any Actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause any Offer Condition not to be satisfied; provided that the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 9.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Article 10
Conditions to the Merger

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)  no injunction or other order issued by a court of competent jurisdiction or Applicable Law or legal prohibition shall prohibit or make illegal the consummation of the Merger; and

(b)  Merger Sub shall have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

Article 11
Termination

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Acceptance Time shall not have occurred on or before 5:00 p.m. (New York City time) on December 25, 2017 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time; or

(ii)  any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree, that (A) prohibits or makes illegal consummation of the Offer or the Merger or (B) permanently enjoins Merger Sub from consummating the Offer or the Company, Parent or Merger Sub from consummating the Merger and with respect to any injunction, order or decree, such injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party that has materially breached its obligations under Section 9.01.

(c)  by Parent, if, prior to the Acceptance Time:

(i)  an Adverse Recommendation Change shall have occurred;

(ii)  there shall have been a Knowing and Intentional Breach of Section 7.03;

(iii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (F) or (G) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within 45 days after receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement; or

(d)  by the Company, prior to the Acceptance Time:

(i)  subject to compliance with Section 7.03(e), in order to enter into a definitive, written agreement immediately following such termination in respect of a Superior Proposal; provided that such termination shall only occur upon payment by the Company of all amounts due pursuant to Section 12.04(b) in accordance with the terms specified therein; or

(ii)  if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure (A) is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within 45 days after receipt by Parent of written notice of such breach or failure and (B) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from (i) the fraud of either party or (ii) a Knowing and Intentional Breach by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02, Section 7.05 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

Article 12
Miscellaneous

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, AR 72762-6999
Attention: David L. Van Bebber
Facsimile No.: (479) 290-4794
E-mail: david.vanbebber@tyson.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	George R. Bason, Jr.
Marc O. Williams
Facsimile No.:	(212) 701-5800
E-mail:	george.bason@davispolk.com
marc.williams@davispolk.com

if to the Company prior to the Effective Time, to:

AdvancePierre Foods Holdings, Inc.
9987 Carver Road, Suite 500

Blue Ash, OH 45242
Attention: General Counsel
Facsimile No.: (513) 369-7703
Telephone No.: (513) 372-9253
E-mail: Linn.Harson@advancepierre.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attn: Jeffrey H. Cohen and Andrew D. Garelick

Email: jeffrey.cohen@skadden.com; andrew.garelick@skadden.com

Telephone No.: (213) 687-5288; (213) 687-5124

Facsimile No.: (213) 621-5288; (213) 621-5124

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein or in any schedule, instrument document, certificate or other writing delivered pursuant hereto (other than, for the avoidance of doubt, any tender and support agreement entered into by Parent and any stockholder of the Company) shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Acceptance Time, no amendment shall be made that decreases the Offer Price or the Merger Consideration. Notwithstanding the foregoing provisions of this Section 12.03, no amendment or modification to any of this sentence of this Section 12.03, the proviso in Section 12.06(a), Section 12.06(c), the provisions of the second sentence in Section 12.07, Section 12.08 and/or Section 12.09 that is materially adverse to the Financing Sources shall become effective without the prior written consent of the materially adversely affected Financing Sources.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)  Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) [Adverse Recommendation Change], 11.01(c)(ii) [Breach of Non-Solicit], or by the Company pursuant to Section 11.01(d)(i) [Superior Proposal], then the Company shall pay to Parent in immediately available funds $100,000,000 (the “Termination Fee”), in the case of a termination by Parent, within three Business Days after such termination and, in the case of a termination by the Company, substantially concurrent with such termination, and as a condition thereto.

(ii)  If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 11.01(b)(i) [End Date] and at such time the conditions set forth in clauses (B) and (E) of Annex I shall have been satisfied or (y) by Parent pursuant to Section 11.01(c)(iii) [Other Breach], (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal that is later consummated or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, prior to or concurrently with such consummation, the Termination Fee.

(c)  Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In no event shall the Company be required to pay more than one Termination Fee.

Section 12.05. Disclosure Schedule References. Any exception, qualification, limitation, document or disclosure set forth in a particular section of the Company Disclosure Schedule shall also be deemed to be an exception, qualification, limitation, document or disclosure with respect to any other section of the Company Disclosure Schedule, if and to the extent that the relevance of such exception, qualification, limitation or disclosure as an exception, qualification, limitation, document or disclosure to such other section is reasonably apparent on its face. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding on and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the provisions of the second sentence in Section 12.03, this proviso of this Section 12.06(a), Section 12.06(c), the provisions of the second sentence in Section 12.07, Section 12.08 and Section 12.09, in each case, pertaining to the Financing Sources, are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement to a wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement.

(c)  No Financing Source will have any liability to the Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Company (in each case, in their capacities as such), or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any of the foregoing (in each case, in their capacities as such) (each, a “Related Party”), relating to or arising out of this Agreement, any Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and Company will not have any rights or claims against any Financing Source or be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (such Financing Sources being express third party beneficiaries of this sentence).

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree that any claim, suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (in their capacities as such) arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Financing, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party. Notwithstanding anything herein to the contrary, any suit, action or proceeding against any Financing Sources in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby shall be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding against the Financing Sources in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the Financing or the transactions contemplated hereby or thereby may not be enforced in or by the above-named court.

Section 12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which such party may be entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ADVANCEPIERRE FOODS HOLDINGS, INC.

By:	/s/ Christopher D. Silva
	Name:	Christopher D. Silva
	Title:	President and Chief Executive Officer

TYSON FOODS, INC.

By:	/s/ Tom Hayes
	Name:	Tom Hayes
	Title:	President and Chief Executive Officer

DVB MERGER SUB, INC.
By:	/s/ Tom Hayes
	Name:	Tom Hayes
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the 1934 Act, pay for any Shares unless all of the following conditions have been satisfied:

(A) immediately prior to the expiration of the Offer, there shall have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h) of Delaware Law), and not validly withdrawn, a number of Shares that, together with the Shares then owned by Parent, Merger Sub and any other direct or indirect wholly-owned Subsidiary of Parent, represents at least a majority of the Shares then outstanding on a fully-diluted basis (the “Minimum Condition”),

(B) any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition,

(C) the Company shall have caused each of the following Contracts to be terminated effective as of immediately prior to the Acceptance Time, with no continuing liability or obligation of the Company or any of its Subsidiaries or controlled Affiliates to any other Person, except in the case of the following clause (b), for any indemnification obligations of the Company existing prior to the date hereof and, in the case of the following clause (c), for the obligation of the Company to pay the amounts required to be paid by the Company pursuant to and in accordance with Section 4.01(d) of the Tax Receivable Agreement as a result of the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) (which amounts shall not exceed $224,000,000 in the aggregate): (a) that certain Stockholders Agreement, dated as of July 20, 2016, by and between the Company and OCM Principal Opportunities Fund IV Delaware, L.P., (b) that certain Third Amended and Restated Registration Rights Agreement, dated as of July 20, 2016, by and among the Company, OCM Principal Opportunities Fund IV Delaware, L.P. and the other parties thereto and (c) the Tax Receivable Agreement following payment of all amounts due by the Company pursuant to and in accordance with Section 4.01(d) thereof (which amount shall not exceed $224,000,000 in the aggregate); provided that no such termination shall relieve any Person (other than the Company and the Company’s Subsidiaries and controlled Affiliates) from liability for any breach by such Person prior to such termination,

(D) there shall not have been instituted or pending any Action by any Governmental Authority of competent jurisdiction (1) challenging or seeking to make illegal or otherwise directly or indirectly to prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger or (2) seeking to impose a Burdensome Condition,

(E) no Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer or the Merger or to impose any Burdensome Condition,

(F) (1) the representations and warranties of the Company contained in Section 5.05 or Section 5.24 shall be true and correct in all respects (except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to this Agreement) at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time) (2) the representations and warranties of the Company contained in any of Section 5.01, Section 5.02, Section 5.04(i), Section 5.22 or Section 5.23 shall be true and correct in all material respects (with respect to such representations and warranties that are not qualified by materiality or Company Material Adverse Effect) or true and correct in all respects (with respect to such representations and warranties that are qualified by materiality or Company Material Adverse Effect) at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time) or (3) any of the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (3) only, where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(G) the Company shall not have breached or failed to perform in all material respects its obligations under this Agreement prior to such time,

(H) the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company dated as of the date on which the Acceptance Time occurs certifying that the Offer Conditions specified in paragraphs (F) and (G) do not exist,

(I) since the date hereof, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or

(J) this Agreement shall not have been terminated in accordance with its terms.

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Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION

of

ADVANCEPIERRE FOODS HOLDINGS, INC.

ARTICLE I

The name of the corporation is AdvancePierre Foods Holdings, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

(a) The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

(b) Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

(a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership,

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joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of the Corporation.

(b) The Corporation shall pay the expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. Payment of such expenses incurred by former directors and officers, or by any other employees and agents of the Corporation, may be made by the Corporation, subject to such terms and conditions as the General Counsel in his or her discretion deems appropriate.

(c) If a claim for indemnification or payment of expenses (including attorneys’ fees) under this Article Ten is not paid in full within sixty days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) The right conferred on any person by this Article Ten shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other company, partnership, joint venture, trust, nonprofit entity, or other enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Ten shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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